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                                          EXHIBIT 11
                                        SUNAMERICA INC.
                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the three months and nine months ended June 30, 1996 and 1995
                           (In thousands, except per-share amounts)
                                                    Three months            Nine months
                                                --------------------    --------------------
                                                    1996        1995        1996        1995
                                                --------    --------    --------    --------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                        119,360     108,504     108,830     107,410
    Average number of common shares issued
      upon exercise of employee stock options
      or under other employee stock plans             34          86         257         979
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                4,794       3,270       4,557       2,809
    Average number of common shares issuable
      upon conversion of convertible preferred
      stock:
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock            --      15,004       3,445      15,008
        Series E Mandatory Conversion
          Premium Dividend Preferred Stock        11,990          --      10,663          --
    Average number of shares issued upon
      redemption of Series D Depositary
      Shares on January 2, 1996                       --          --       6,781          --
    Average number of shares redeemed
      upon exchange of Common Stock for
      Nontransferable Class B Stock                  (22)         --          (7)         --
                                                --------    --------    --------    --------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                   136,156     126,864     134,526     126,206
                                                ========    ========    ========    ========
Earnings applicable to common stock:
  Net income                                    $ 69,657    $ 48,265    $202,684    $140,753
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B            (2,031)     (2,911)     (6,093)     (9,409)
      SunAmerica Adjustable Rate Cumulative
        Preferred Stock, Series C                   (852)       (876)     (2,556)     (2,691)
                                                --------    --------    --------    --------
  Net earnings applicable to common stock       $ 66,774    $ 44,478    $194,035    $128,653
                                                ========    ========    ========    ========
Earnings per common and common
  equivalent share                              $   0.49    $   0.35    $   1.44    $   1.02
                                                ========    ========    ========    ========

Note:  Share amounts have been adjusted to reflect a two-for-one stock split to be paid in the form of a stock dividend on August 30, 1996 to holders of record on August 21, 1996.
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